EXHIBIT 10.03
                                                            CONFORMED COPY

                         [Mackenzie Partners Letterhead]






                                                 September 25, 1998

Commonwealth Telephone Enterprises, Inc.
100 CTE Drive
Dallas, Pennsylvania 18612

Ladies and Gentlemen:

         This is to confirm our agreement that effective as of the date hereof MacKenzie Partners, Inc. ("MacKenzie") has been engaged by Commonwealth Telephone Enterprises, Inc. (the "Company") as Information Agent for the proposed rights offering (the "Offering") by the Company. As Information Agent, MacKenzie will perform customary services for the Company, including: distribution of the Offering materials to securityholders, contacting broker dealers regarding the Offering, following up with such broker dealers while the Offering remains open, providing information to securityholders from the Offering materials, itemizing and paying from funds provided by the Company the charges of brokers and banks for forwarding Offering materials to beneficial owners and providing such other advisory services as may be requested from time to time by the Company.

         The Services shall continue until the expiration, termination or cancellation of the Offering. In consideration of the Services you agree to pay MacKenzie the following:

         1. A fee of $4,500 plus reasonable out-of-pocket expenses. In the event you request us to provide additional services not contemplated by this agreement, you agree to pay us an additional amount, if any, to be mutually agreed upon, prior to such services being rendered to you, based on the services provided as Information Agent, payable upon expiration, termination or cancellation of the Offer.

         2. MacKenzie's reasonable out-of-pocket expenses shall be reimbursed at cost and shall include but not be limited to: telephone and telecopier charges; copying costs; messenger services; data processing; and mailing, postage and courier costs and other services as required and authorized by the Company.

         You agree that information and data which you furnish to us (as amended or supplemented if amendments or supplements are provided), whether written, oral or pictorial, will be true, accurate and complete to the best of the Company's knowledge in all material respects and we are authorized to rely upon it, as well as any information or data received from third parties with your specific written permission and on your behalf, as true, accurate and complete in all material respects. You agree to review carefully any materials which we prepare for you pursuant to this Agreement and to promptly advise if in your reasonable opinion these materials are materially false, inaccurate or incomplete. We agree not to make any representation not included in, and not to distribute any information other than, the materials provided or approved by you specifically for distribution (as amended or supplemented if amendments or supplements are provided).

         You agree to indemnify and hold us and our employees harmless against any losses, claims, damages, liabilities or expenses (including, without limitation, reasonable legal and other related fees and expenses) (collectively, "Losses") to which we may become subject arising from or in connection with the Services or matters which are the subject of this Agreement; provided, however, that you shall not be liable under this sentence in respect of any loss, claim, damage, liability or expense which was the result of our breach of this Agreement, gross negligence, willful misfeasance or bad faith. The Company will not be liable under this indemnity unless we give you prompt written notice of any related claim or action brought against us. At your election, you may assume the defense of any such claim or action. We agree to indemnify and hold you and your employees harmless against any Losses to which you may become subject arising from or in connection with any breach of this Agreement, gross negligence, wilful misfeasance or bad faith on our part. The provisions of this paragraph shall indefinitely survive the period of this Agreement.

         We will hold in confidence and will not use nor disclose to third parties information we receive from you or your agents or information developed by MacKenzie based upon such information we receive, except for information which was public at the time of disclosure or becomes part of the public domain without disclosure by us or information which we learn from a third party which does not have an obligation of confidentiality to you.

         This Agreement shall be interpreted according to and governed by the laws of the State of New York and each of us consents to the exclusive jurisdiction of the courts of such State.

         Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

                                      Sincerely yours,

                                      MACKENZIE PARTNERS, INC.



                                      By: Mark H. Harnett
                                         -------------------
                                         Name: Mark H. Harnett
                                         Title: Executive Vice President






Agreed to as of the date first written above.

COMMONWEALTH TELEPHONE ENTERPRISES, INC.


By:  Bruce C. Godfrey
    --------------------
     Name: Bruce C. Godfrey
     Title: Executive Vice President and Chief Financial Officer